Exhibit 99.1

	Contacts:	NEWS RELEASE Union Drilling, Inc. Christopher D. Strong, CEO 817-735-8793

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING REPORTS

2010 SECOND QUARTER RESULTS

Tina L. Castillo Named CFO

FORT WORTH, TX – August 4, 2010 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three and six month periods ended June 30, 2010.

Revenues for the second quarter of 2010 were $43.7 million compared to $38.9 million in the second quarter of 2009. The Company reported a net loss of $5.3 million for the quarter, or $0.23 per share, compared to a net loss of $4.9 million, or $0.24 per share, during the second quarter of 2009. Union Drilling’s 2009 second quarter results included a non-cash $1.6 million impairment charge.

EBITDA for the second quarter of 2010 totaled $3.6 million compared to $7.3 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, “I’m pleased with the continued sequential improvement in utilization and revenues, but that improvement is not yet translating into bottom line profit as our margins remain compressed. Results in the second quarter were impacted by a well fire in West Virginia, the movement of two rigs out of our Arkoma division, the restoration of previous wage cuts, and unusual sluggishness in the market for smaller drilling rigs in Appalachia, likely related to low natural gas prices and increased regulatory and permitting challenges.

“We expect utilization and revenue to continue improving in the third and fourth quarters, which should drive a moderate increase in drilling margin. However, we restored previous wage cuts during the second quarter in order to improve retention of our labor force. And the industry in general is experiencing a heightened awareness about safety, which will increase operating expenses. We remain focused on improving our bottom line consistent with safe operating procedures.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the second quarter of 2010 was 45.0%, up from 34.7% in the second quarter of 2009 (“year-over-year”), and up from 39.6% in the first quarter of 2010 (“sequential”). Revenue days totaled 2,910, up 30% year-over-year and up 15% sequentially. Average revenue per revenue day was $15,010, down 13% year-over-year and 2% sequentially. The decline is the result of lower market prices compared to last year and expiration of certain term contracts. Operating expenses per revenue day for the first quarter of 2010 were $11,652 per revenue day, up 2% year-over-year and down less than 1% sequentially.

Drilling margins totaled $9.8 million, or 22% of revenues, compared year-over-year to 34% of revenues, and compared sequentially to 23% of revenues. The decrease in drilling margins during the second quarter of 2010 was primarily the result of the competitive pricing environment, the discrete events previously mentioned and some additional start-up costs. Average drilling margin per revenue day totaled $3,358 for the second quarter of 2010, down 43% year-over-year and down 6% sequentially. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

2010 Year-To-Date Results

For the six months ended June 30, 2010, Union Drilling reported a net loss of $11.3 million, or $0.49 per share, on revenues of $82.3 million, compared to a net loss of $5.2 million, or $0.25 share, on revenues of $93.2 million for the same period in 2009. The net loss for the first six months of 2009 includes $2.9 million, or $0.14 per share, of non-cash charges for asset impairments. Year-to-date 2010 EBITDA was $7.3 million compared to $19.2 million in 2009.

Drilling margin for the first six months of 2010 totaled $18.8 million, or 23% of revenues, compared to $32.8 million, or 35% of revenues for the same period last year. The Company totaled 5,441 revenue days on 42.3% utilization in the first half of 2010 versus 5,282 revenue days on 41.1% utilization in the same period last year. Year-to-date revenue and drilling margin averaged $15,133 and $3,461 respectively per revenue day in 2010 compared to $17,639 and $6,219 during the same period in 2009.

Tina L. Castillo Named CFO

On August 3, 2010, Union Drilling’s Board of Directors appointed Tina L. Castillo as the Company’s Vice President, Chief Financial Officer, and Treasurer.

Mr. Strong stated, “I’ve had the pleasure of working closely with Tina since she joined the Company 14 months ago, and I couldn’t be more pleased with the Board’s decision. Her contributions to the Company so far have been outstanding, and she is ready, willing and able to fulfill the responsibilities of a CFO. Tina will be a key contributor to the leadership of Union Drilling in the years ahead.”

Ms. Castillo, age 39, has served as Union Drilling’s controller since joining the Company in June 2009. She was named the Company’s Principal Accounting Officer in December 2009. Prior to Union Drilling, Ms. Castillo spent 15 years at Ernst & Young, most recently as a Senior Manager. During her time there, she worked in a variety of offices including Dallas, Detroit, New Orleans and Fort Worth, and focused on the minerals, manufacturing and high tech industries. Ms. Castillo earned her undergraduate degree as well as her Master’s in Professional Accounting at the University of Texas. She is a Certified Public Accountant and serves on the finance committee for the Women’s Center of Tarrant County.

Mr. Strong has served as the Company’s interim Chief Financial Officer since September 30, 2009. Ms. Castillo’s promotion was effective immediately.

Conference Call

Union Drilling’s management team will be holding a conference call on Thursday, August 5, 2010, at 11:00 a.m. Eastern time. To participate in the call, dial (480) 629-9835 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through August 12, 2010 and may be accessed by calling (303) 590-3030 and using the pass code 4322383. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment to natural gas and oil producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

Statements we make in this press release that express a belief, expectation or intention, as well as those which are not historical fact, are forward-looking statements within the meaning of the federal securities laws and are subject to risks, uncertainties and assumptions. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential” or similar words. These matters include statements concerning management’s plans and objectives relating to our operations or economic performance and related assumptions, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, the continued availability of qualified personnel, and changes in, or our failure or inability to comply with, government regulations, including those relating to workplace safety and the environment. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties, including the risk factors described in our public filings with the Securities and Exchange Commission, including our Annual Report of Form 10-K. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

Union Drilling, Inc.

Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues
Total revenues	$43,678	$38,872	$82,338	$93,169

Cost and expenses
Operating expenses	33,906	25,557	63,510	60,323
Depreciation and amortization	12,072	12,318	25,005	23,452
Impairment charge	—	1,629	—	2,929
General and administrative	5,960	6,047	11,690	13,781

Total cost and expenses	51,938	45,551	100,205	100,485

Operating loss	(8,260)	(6,679)	(17,867)	(7,316)

Interest expense, net	(243)	(291)	(425)	(369)
(Loss) gain on disposal of assets	(237)	12	151	111
Other income	27	42	47	66

Loss before income taxes	(8,713)	(6,916)	(18,094)	(7,508)

Income tax benefit	(3,369)	(2,016)	(6,782)	(2,337)

Net loss	$(5,344)	$(4,900)	$(11,312)	$(5,171)

Loss per common share:
Basic	$(0.23)	$(0.24)	$(0.49)	$(0.25)

Diluted	$(0.23)	$(0.24)	$(0.49)	$(0.25)

Weighted-average common shares outstanding:
Basic	23,176,009	20,815,411	23,151,664	20,448,650

Diluted	23,176,009	20,815,411	23,151,664	20,448,650

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$43,678	$38,872	$82,338	$93,169
Operating expenses	$33,906	$25,557	$63,510	$60,323
Drilling margins	$9,772	$13,315	$18,828	$32,846

Revenue days	2,910	2,243	5,441	5,282
Marketed rig utilization	45.0%	34.7%	42.3%	41.1%

Revenue per revenue day	$15,010	$17,330	$15,133	$17,639
Operating expenses per revenue day	$11,652	$11,394	$11,672	$11,420
Drilling margin per revenue day	$3,358	$5,936	$3,461	$6,219

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$6	$6
Accounts receivable (net of allowance for doubtful accounts of $116 and $1,379 at June 30, 2010 and December 31, 2009, respectively)	22,589	22,732
Inventories	1,725	1,944
Income tax recoverable	10,171	8,913
Prepaid expenses, deposits and other receivables	2,843	2,391
Deferred taxes	1,166	1,169

Total current assets	38,500	37,155
Intangible assets (net of accumulated amortization of $769 and $618 at June 30, 2010 and December 31, 2009, respectively)	1,431	1,582
Property, buildings and equipment (net of accumulated depreciation of $216,329 and $194,197 at June 30, 2010 and December 31, 2009, respectively)	264,514	254,063
Other assets	126	210

Total assets	$304,571	$293,010

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$15,414	$8,180
Current portion of notes payable for equipment	394	598
Financed insurance premiums	391	855
Customer advances	68	—
Accrued expense and other liabilities	7,670	4,511

Total current liabilities	23,937	14,144
Revolving credit facility	28,043	8,996
Long-term notes payable for equipment	56	173
Deferred taxes	46,518	53,157
Other long-term liabilities	212	217

Total liabilities	98,766	76,687

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 25,182,345 shares and 25,123,103 shares issued at June 30, 2010 and December 31, 2009, respectively	252	251
Additional paid in capital	170,081	169,288
Retained earnings	45,935	57,247
Treasury stock; 2,000,000 shares at both June 30, 2010 and December 31, 2009	(10,463)	(10,463)

Total stockholders’ equity	205,805	216,323

Total liabilities and stockholders’ equity	$304,571	$293,010

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union Drilling’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union Drilling’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union Drilling’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Calculation of EBITDA:
Net loss	$(5,344)	$(4,900)	$(11,312)	$(5,171)
Impairment charge	—	1,629	—	2,929

Net loss excluding impairment charge	(5,344)	(3,271)	(11,312)	(2,242)
Interest expense, net	243	291	425	369
Income tax benefit	(3,369)	(2,016)	(6,782)	(2,337)
Depreciation and amortization	12,072	12,318	25,005	23,452

EBITDA	$3,602	$7,322	$7,336	$19,242

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Calculation of drilling margin:
Operating loss	$(8,260)	$(6,679)	$(17,867)	$(7,316)
Depreciation and amortization	12,072	12,318	25,005	23,452
Impairment charge	—	1,629	—	2,929
General and administrative	5,960	6,047	11,690	13,781

Drilling margin	$9,772	$13,315	$18,828	$32,846

Revenue days	2,910	2,243	5,441	5,282

Drilling margin per revenue day	$3,358	$5,936	$3,461	$6,219